Exhibit 10.42

TERMINATION OF CONSULTING AGREEMENT AND GENERAL RELEASE

This Termination of Consulting Agreement and General Release (“Agreement”) is being entered into on the date listed on the signature page hereof by and between Paul Mackenzie (“Mackenzie”) and Integral Technologies, Inc. (“Company”). As used herein, Mackenzie and Company are referred to jointly as “Parties” or individually as a “Party.”

WHEREAS, Mackenzie has served as a consultant of the Company pursuant to the terms of that Consulting and Confidentiality Agreement (the “Consulting Agreement”) dated June 1, 2011;

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to the mutual termination of the Consulting Agreement, Mackenzie’ benefits and obligations following the termination of the Consulting Agreement, and all other matters between them.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Termination of Consulting Agreement

The Consulting Agreement and Mackenzie’s independent contractor relationship with the Company are hereby terminated effective January 2, 2014 (the “Termination Date”). Mackenzie acknowledges receipt of compensation and benefits provided in the Consulting Agreement and will be entitled to retain all compensation previously received. All compensation that is owed to Mackenzie through the Termination Date shall be payable in accordance with Section 2 of this Agreement

Section 2. Compensation and Benefits Upon Separation

(a) Payment for Amounts Owed under the Consulting Agreement. As of the date hereof, the Parties agree and acknowledge that on October 1, 2013, the Parties entered into a promissory note with respect to an aggregate of $215,000 which was due and payable under the Consulting Agreement (the “Note”) and such note shall remain in full force and effect after the execution of this Agreement. As of the Termination Date, the Parties acknowledge and agree that in addition to the Note, the total amount owed to Mackenzie by the Company under the Consulting Agreement is equal to $77,500 (the “Owed Amount”). The Parties further acknowledge and agree that payment of the Owed Amount by the Company to Mackenzie will consist of: (i) twenty-two thousand five hundred dollars and zero cents ($22,500.00), fifteen thousand of which shall be due and payable within fourteen (14) days after the date of this Agreement, and the remaining seven thousand five hundred dollars and zero cents ($7,500.00) due and payable on the one month anniversary of the date of this Agreement and (ii) fifty-five thousand dollars and zero cents ($55,000.00) (the “Share Amount”) evidenced by 203,704 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which was determined by dividing the Share Amount by $0.27, the closing price of the Company’s common stock on January 2, 2014. The issuance of the Shares will be made within seven (7) days after the execution of this Agreement by both Parties.

(b) Issuance of Company Stock . Concurrently with the execution of this Agreement, Mackenzie will receive and one million (1,000,000) shares of the Company’s common stock pursuant to the consultant agreement. The issuance of the Shares will be made within seven (7) days after the execution of this Agreement by both Parties.

(c) No Other Payments. Except as described in this Section 2, Mackenzie acknowledges and agrees that he is not entitled to any other compensation, severance, benefits or other payments in connection with his engagement by, or employment or positions with, Company or the termination thereof.

Section 3. Complete General Release of Claims

In consideration of the delivery of the payments and other benefits described in Section 2 of this Agreement, and other good and valuable consideration, Mackenzie unconditionally and irrevocably discharges and releases the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, arising at any time up to and including the date Mackenzie executes this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that Mackenzie or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties. The Claims enumerated above (“Released Claims”) shall include without limitation, and only by way of example:

(i)	all Claims arising from or relating to Mackenzie’ employment or positions with, or engagement by, any of the Released Parties, or the termination thereof;

(ii)	all Claims arising from or relating to any acquisition, ownership, or disposition of common stock or warrants to purchase common stock of the Company;

(iii)	all Claims of employment discrimination or harassment based upon any protected characteristic (such as age, race, color, sex, national origin, religion, and disability/handicap status) arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, any State or Washington Employment Discrimination Law, and any other similar federal, state or local laws;

(iv)	any and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any benefit plan, policy or program established by the Company;

(v)	any and all Claims under any federal, state or local law relating to the payment of wages or other compensation or the hours of work;

(vi)	any and all Claims under the Sarbanes-Oxley Act or Washington Whistleblower Statute;

(vii)	any and all Claims for any compensation in any form whatsoever from the Company (other than as provided in this Agreement), including but not limited to any Claims for wages, bonuses, commissions, equity, vacation pay or other similar remuneration;

(viii)	any and all Claims arising under any contract or agreement, whether written or oral, between the Parties relating to any subject;

(ix)	any and all Claims arising under the common law of any jurisdiction, including, but not limited to, all claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination; and

(x)	any and all Claims in any jurisdiction growing out of any legal restrictions, expressed or implied, on the Company’s right to terminate or control the employment of its employees.

It is the intention of the Parties that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.

As used herein, “Released Parties” shall mean (1) Company; (2) all direct and indirect parents, subsidiaries, affiliates, units, divisions, predecessors, and successors of Company (hereinafter “affiliated entity” or “affiliated entities”); (3) Company’s and any affiliated entity’s past and current employees, officers, directors, partners, agents, owners, shareholders, attorneys, heirs, successors, assigns, predecessors, and legal representatives, in their individual and official capacities; (4) Company’s and any affiliated entity’s insurers; (5) Company’s and any affiliated entity’s past and present employee benefit plans, as well as the administrators, fiduciaries, affiliates, insurers, and otherwise of all such employee benefit plans; and (6) all other persons, corporations, or other entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named above and with respect to any of the “Claims” or “Released Claims” (as defined above).

Notwithstanding any provision of this Agreement to the contrary, Mackenzie does not hereby waive or relinquish any rights that he may have under the Company’s Articles of Incorporation, as amended, the Company’s bylaws, as amended, or any state law in which the Company is incorporated for the indemnification of officers and/or directors as of the effective date of this Agreement.

Section 4. Covenant Not to Sue

Mackenzie agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 3 of this Agreement. If he does so, and the action is found to be barred in whole or in part by this Agreement, Mackenzie agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 3 of this Agreement.

Section 5. Acknowledgments

Mackenzie acknowledges that he is entering into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, and that this Agreement shall not be deemed void or voidable by his claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party.

Section 6. Restrictive Covenants

(a) Protection of Confidential Information. Mackenzie understands and acknowledges that during Mackenzie’ relationship with Company, Mackenzie had been and was making use of, acquiring and/or adding to Company’s Confidential Information (as defined below). In order to protect the Confidential Information, Mackenzie will not at any time after the date hereof, in any way utilize or disclose any of the Confidential Information, whether for Mackenzie’ own benefit or the benefit of any person or entity except the Company. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, or of others that do business with Company that Company has received or may receive, including but not limited to the following general categories: (i) trade secrets; (ii) lists and other information about current and prospective customers; (iii) plans or strategies for sales, marketing, business development, or system build-out; (iv) sales and account records; (v) prices or pricing strategy or information; (vi) current and proposed advertising and promotional programs; (vii) engineering and technical data; (viii) methods, systems, techniques, procedures, designs, formulae, inventions and know-how; (ix) personnel information; (x) legal advice and strategies; and (xi) other information of a similar nature not known or made available to the public (other than by breach of this Agreement). Confidential Information includes any such information that Mackenzie prepared or created during his employment, engagement or position with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or confidential information.

(b) Non-Disparagement. Neither Company nor any person acting on its behalf shall disparage or cause to be disparaged, whether directly or indirectly, Mackenzie in any forum or through any medium of communication. Neither Mackenzie nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, any of the Released Parties (as previously defined) in any forum or through any medium of communication. Mackenzie further agrees not to initiate any contact with or respond to any inquiry by the press or other media regarding any of the Released Parties.

(c) Acknowledgements. Mackenzie acknowledges and agrees that the restrictions set forth in this Section 6 of this Agreement are critical and necessary to protect Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Mackenzie also acknowledges and agrees that Company would be irreparably damaged if Mackenzie were to breach the covenants set forth in this Section 6, and in the event that Mackenzie breaches any of the provisions in this Section 6, Company will be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Mackenzie further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6.

(d) Severability; Modification By Court. Each word, phrase, sentence, paragraph or provision (each a “Provision”) of this Section 6 is severable. If any Provision of this Section 6 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

Section 7. Return of Company Property

Mackenzie agrees to immediately return to Company, and not retain, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

Section 8. Obligations Following Termination

 Mackenzie agrees that, following the Termination Date, he will cooperate fully with Company upon request in all matters relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other employees as Company may designate. Mackenzie further agrees that following the Termination Date he will cooperate fully with Company upon request as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his work with Company, unless he is an adverse party. Company will reimburse Mackenzie for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Section 8. Such cooperation includes but is not limited to providing Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

Section 9. Confidentiality of Agreement; No Admission

Mackenzie hereby agrees that the background and negotiations of this Agreement are strictly confidential, and Mackenzie will not disclose, directly or indirectly, any information concerning them to any third party, with the exception of his spouse, financial advisors, or legal advisors, provided that each such third party agrees to keep such information confidential and not disclose it to others. Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any dispute, liability or fault or wrongdoing between or on the part of any Party.

Section 10. Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to Mackenzie, the notice, request, or other communication must be addressed and sent to Mackenzie at his most recent residential address as then on file with the Company. If to the Company, the notice, request, or other communication must be addressed to Integral Technologies, Inc., 805 W. Orchard Drive, Suite 7, Bellingham, Washington 98225, Attn: Doug Bathauer, or to such other address as the Company furnishes to Mackenzie in accordance with this Section.

Section 11. Governing Law; Arbitration

This Agreement shall be governed by the laws of the State of New York, irrespective of the principles of conflicts of law applicable therein. The Parties agree to submit to binding arbitration before the American Arbitration Association all claims arising out of or relating to this Agreement. This arbitration shall take place in New York, New York under the then prevailing rules of the American Arbitration Association. If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider selected by Company. The arbitrator’s fees shall be split equally between Company and Mackenzie unless the parties agree otherwise. Except as otherwise provided herein, Company and Mackenzie shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding. The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act. Except as otherwise provided herein, the arbitrator will not have the right to modify or change any of the terms of this Agreement. Notwithstanding anything to the contrary, claims under Section 6 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction in Louisiana.

Section 12. Inurement and Assignment

This Agreement shall inure to the benefit of, and be binding upon, the Parties’ heirs, executors, assigns, successors, and legal representatives. Company, but not Mackenzie, shall have the right to assign its rights under this Agreement.

Section 13. Waiver

The waiver by Company or Mackenzie of a breach of any provision of this Agreement by another Party shall not operate or be construed as a waiver of any subsequent breach.

Section 14. Severability

If any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

Section 15. Entire Agreement; Prior Agreements; Amendment

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written. This Agreement may not be changed, altered, or otherwise amended except by mutual agreement in writing signed by the Parties.

Section 16. Section and Paragraph Headings

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

/Paul Mackenzie/
Paul Mackenzie
Date: 03/20/2014

INTEGRAL TECHNOLOGIES, INC.

By:	/Doug Bathauer/
Name:	Doug Bathauer
Title:	Chief Executive Officer
Date:	03/20/2014